Exhibit 99.2

REIT Entity Level Cash Flows — 2013 PF

Pro Forma Adjustments:

•	Proposed term loan in place and mezzanine debt repaid as of 1/1/13

•	Conversion to paired share structure complete as of 1/1/13

•	Existing lease agreement effective as of 1/1/13

•	Excludes items the company adds backs for purposed of calculating Adjusted EBITDA: restructuring expenses, acquisition transaction expenses, asset impairment, non-cash equity compensation, IPO related costs, and loss on disposal of assets

•	Excludes write-off of deferred financing costs associated with paydown of mezz debt

•	Total REIT Capital Expenditures assumed at $150MM (with maintenance capital expenditures 5% of revenue)

•	No borrowings under REIT or C Corp revolver

[1]	Depreciation and Amortization in the REIT Free Cash Flow section includes amortization of deferred financing costs, a component of interest expense on the P&L.

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